NEWS RELEASE

TimkenSteel Announces Third-Quarter 2019 Results

CANTON, Ohio: November 6, 2019 - TimkenSteel (NYSE: TMST), a leader in customized alloy steel products and services, today reported 2019 third-quarter net sales of $274.2 million and a net loss of $4.6 million or minus $0.10 per diluted share. In the same quarter last year, net sales were $409.9 million with net income of $1.4 million or $0.03 per diluted share. EBITDA(1) for the third quarter of 2019 was $14.4 million, a decrease of $12.1 million from adjusted EBITDA(1)over the same quarter last year.

During the quarter, the Company effectively managed its working capital and generated positive free cash flow(1) of $33 million. This enabled the Company to pay-down $35 million in debt which represents the lowest borrowing level since 2017.

“As expected, we continue to be challenged by our end markets. We are laser-focused on improving customer engagement and outcomes while driving financial and structural improvements through what we can control, including cost reduction, cash generation and enhanced liquidity,” said Terry L. Dunlap, interim chief executive officer and president. “We are acting with urgency and pace to improve profitability, cash flow and shareholder value.”
THIRD QUARTER OF 2019 FINANCIAL SUMMARY
For the quarter, net sales decreased $136 million or 33 percent compared with the prior-year quarter. The decline in net sales compared with the prior-year period is due to lower volume as well as lower raw material surcharges.

•	Ship tons were 209,600, a decrease of 29 percent from the prior-year period as a result of lower shipments across most of the Company's end markets.

•	Surcharge revenue decreased $56 million from the prior-year period primarily due to a declining No. 1 Busheling scrap index and lower volume.

•	These decreases were partially offset by favorable base price and mix.

Third-quarter EBITDA(1) decreased to $14.4 million compared with adjusted EBITDA(1) of $26.5 million for the same period a year ago.

•	Lower demand drove a 31 percent decline in melt utilization and unfavorable fixed cost leverage, partially offset by savings from cost reduction initiatives and lower annual maintenance costs.

•
Price and mix benefited from the continuing impact of prior-year spot price increases and 2019 contract pricing, along with lower shipments of OCTG billets, contributing to a richer mix of product sales.

•	LIFO was a benefit of approximately $16 million compared with a cost of approximately $3 million for the same period a year ago.

•
SG&A expenses declined as a result of the Company’s profitability improvement plans that targeted, among other areas, a reduction in salaried employees, lower professional services fees, and lower benefit costs.  Additionally, variable compensation decreased year over year.

(1) Please see discussion of non-GAAP financial measures in this news release.

TimkenSteel Corporation
1835 Dueber Ave. S.W., GNE-14, Canton, OH 44706
Investor Contact & Media: Jennifer Beeman
P 330.471.7000
ir@timkensteel.com

AMENDED CREDIT AGREEMENT
“On October 15, 2019 we completed a refinancing of our asset-based revolving credit facility, or ABL. The amended ABL, which matures on October 15, 2024, increases our borrowing capacity by $100 million to $400 million in total," said Kristopher R. Westbrooks, executive vice president and chief financial officer. "We are pleased with the improved financial terms and additional liquidity provided by the new facility, and we appreciate the confidence and support of our bank group."

•	The Company reduced the interest rate to be paid on ABL borrowings by 50 basis points and reduced the unused commitment fee to a fixed 25 basis points from the previous 37.5 to 50 basis-point range.

•	The amended credit agreement is estimated to save the Company approximately $1 million of cash interest per year at historical borrowing levels.
PROFITABILITY IMPROVEMENT PLAN UPDATE
As part of its profitability improvement plan, the Company remains focused on cost savings, improved efficiency, and better resource allocation. These activities are aimed at improving performance and refining the Company's structure and processes.

•	In October, the Company took restructuring actions including reducing management layers.

•
These restructuring activities are expected to provide the Company $3.5 million in annualized savings beginning in 2020 and are part of the Company's previously stated targets of approximately $60 million of profitability improvement on an annualized basis beginning in 2020, with approximately $35 million expected to be realized in 2019.

FOURTH QUARTER OF 2019 OUTLOOK
The Company expects fourth-quarter shipments to be down from the third-quarter 2019 by approximately 15 percent. Adjusted EBITDA(1) is projected to be between break-even to negative $10 million. Due to the expected full remeasurement of the Company's pension and post-retirement plan assets and obligations at December 31, 2019, the Company is unable to reconcile its fourth-quarter outlook for adjusted EBITDA(1) to a comparable GAAP range. The gain or loss from re-measurement cannot be estimated at this time.

Production levels are expected to be below third-quarter 2019 as a result of continued balancing of production with demand. Surcharge revenue is expected to be lower due to a declining No. 1 Busheling scrap index. LIFO is projected to continue to be a benefit, but at a level below third quarter of 2019. Capital spending is projected to be approximately $15 million to $20 million in the fourth quarter.

TIMKENSTEEL EARNINGS CALL INFORMATION
The company will host a conference call at 9 a.m. ET on Thursday, November 7, to discuss its financial performance with investors and securities analysts. The financial results and conference call materials will be available online at investors.timkensteel.com.

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Conference Call	Thursday, November 7, 2019 9 a.m. ET Toll-free dial-in: 833-238-7951 International dial-in: 647-689-4199 Conference ID: 5006089
Conference Call Replay	Replay dial-in available through November 14, 2019 800-585-8367 or 416-621-4642 Replay passcode: 5006089

About TimkenSteel Corporation
TimkenSteel (NYSE:TMST, timkensteel.com) creates tailored steel products and services for demanding applications, helping customers push the bounds of what's possible within their industries. The company reaches around the world in its customers' products and leads North America in large alloy steel bars (up to 16 inches in diameter) and seamless mechanical tubing made of its special bar quality (SBQ) steel, as well as supply chain and steel services. TimkenSteel operates warehouses and sales offices in five countries and has made its steel in America for more than 100 years. In 2018, the company posted sales of $1.6 billion and also achieved its safest year on record. Follow us on Twitter @TimkenSteel and on Instagram.
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NON-GAAP FINANCIAL MEASURES
TimkenSteel reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”) and corresponding metrics as non-GAAP financial measures. This earnings release includes references to the following non-GAAP financial measures: EBIT, EBITDA, Adjusted EBIT, Adjusted EBITDA and free cash flow. These are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting these non-GAAP financial measures is useful to investors as these measures are representative of the company’s performance and provide improved comparability of results. See the attached schedules for definitions of the non-GAAP financial measures referred to above and corresponding reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures. At this time, the company is unable to reconcile its fourth quarter outlook for Adjusted EBITDA to a comparable GAAP range due to an expected re-measurement of its pension and postretirement benefit plans at year-end 2019. The amount of the gain or loss from the re-measurement cannot currently be estimated at this time. Non-GAAP financial measures should be viewed as additions to, and not as alternatives for, TimkenSteel's results prepared in accordance with GAAP. In addition, the non-GAAP measures TimkenSteel uses may differ from non-GAAP measures used by other companies, and other companies may not define the non-GAAP measures TimkenSteel uses in the same way.
FORWARD-LOOKING STATEMENTS
This news release includes “forward-looking” statements within the meaning of the federal securities laws. You can generally identify the company’s forward-looking statements by words such as "will," “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “outlook,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” “seek,” “target,” “could,” “may,” “should” or “would” or other similar words, phrases or expressions that convey the uncertainty of future events or outcomes. The company cautions readers that actual results may differ materially from those expressed or implied in forward-looking statements made by or on behalf of the company due to a variety of factors, such as: whether the company is able to successfully implement actions designed to improve profitability on anticipated terms and timetables and whether the company is able to fully realize the expected benefits of such actions; deterioration in world economic conditions, or in economic conditions in any of the geographic regions in which the company conducts business, including additional adverse effects from global economic slowdown, terrorism or hostilities, including political risks associated with the potential instability of governments and legal systems in countries in which the company or its customers conduct business, and changes in currency valuations; the effects of fluctuations in customer demand on sales, product mix and prices in the industries in which the company operates, including the ability of the company to respond to rapid changes in customer demand, the effects of customer bankruptcies or liquidations, the impact of changes in industrial business cycles, and whether conditions of fair trade exist in U.S. markets; competitive factors, including changes in market penetration, increasing price competition by existing or new foreign and domestic competitors, the introduction of new products by existing and new competitors, and new technology that may impact the way the company’s products are sold or distributed; changes in operating costs, including the effect of changes in the company’s manufacturing processes, changes in costs associated with varying levels of operations and manufacturing capacity, availability of raw materials and energy, the company’s ability to mitigate the impact of fluctuations in raw materials and energy costs and the effectiveness of its surcharge mechanism, changes in the expected costs associated with product warranty claims, changes resulting from inventory management, cost reduction initiatives and different levels of customer demands, the effects of unplanned work stoppages, and changes in the cost of labor and benefits; the success of the company’s operating plans, announced programs, initiatives and capital investments (including the jumbo bloom vertical caster and advanced quench-and-temper facility), the ability to integrate acquired companies, the ability of acquired companies to achieve satisfactory operating results, including results being accretive to earnings, and the company’s ability to maintain appropriate relations with unions that represent its associates in certain locations in order to avoid disruptions of business; unanticipated litigation, claims or assessments, including claims or problems related to intellectual property, product liability or warranty, and environmental issues and taxes, among other matters; the availability of financing and interest rates, which affect the company’s cost of funds and/or ability to raise capital, the company’s pension obligations and investment performance, and/or customer demand and the ability of customers to obtain financing to purchase the company’s products or equipment that contain its products; the amount of any dividend declared by the company’s Board of Directors on the company’s common shares; and the overall impact of mark-to-market accounting. Additional risks relating to the company’s business, the industries in which the company operates or

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the company’s common shares may be described from time to time in the company’s filings with the SEC. All of these risk factors are difficult to predict, are subject to material uncertainties that may affect actual results and may be beyond the company’s control. Readers are cautioned that it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results and that the above list should not be considered to be a complete list. Except as required by the federal securities laws, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions, except per share data) (Unaudited)	2019	2018	2019	2018
Net sales	$274.2	$409.9	$981.9	$1,204.2
Cost of products sold	261.0	385.3	914.2	1,126.4
Gross Profit	13.2	24.6	67.7	77.8
Selling, general & administrative expenses (SG&A)	21.4	24.0	64.9	73.6
Restructuring charges	—	—	3.6	—
Impairment charges and loss on asset disposals	0.1	—	1.9	0.9
Other income, net	5.2	6.1	8.1	18.7
Earnings Before Interest and Taxes (EBIT) (1)	(3.1)	6.7	5.4	22.0
Interest expense	3.6	4.4	12.0	12.9
Income (Loss) Before Income Taxes	(6.7)	2.3	(6.6)	9.1
Provision (benefit) for income taxes	(2.1)	0.9	(1.8)	1.2
Net Income (Loss)	$(4.6)	$1.4	$(4.8)	$7.9

Net Income (Loss) per Common Share:
Basic loss per share	$(0.10)	$0.03	$(0.11)	$0.18
Diluted loss per share (2)	$(0.10)	$0.03	$(0.11)	$0.17

Weighted average shares outstanding - basic	44.8	44.6	44.8	44.5
Weighted average shares outstanding - diluted	44.8	45.2	44.8	45.2

(1) EBIT is defined as net income (loss) before interest expense and income taxes. EBIT is an important financial measure used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT is useful to investors as this measure is representative of the Company's performance.

(2) Common share equivalents for shares issuable for equity-based awards were excluded from the computation of diluted earnings (loss) per share for the three and nine months ended September 30, 2019 because the effect of their inclusion would have been anti-dilutive. Common share equivalents for shares issuable upon the conversion of outstanding convertible notes, were excluded from the computation of diluted earnings (loss) per share for the three and nine months ended September 30, 2019 and 2018 because the effect of their inclusion would have been anti-dilutive.

Table Page 1

CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions) (Unaudited)	September 30, 2019	December 31, 2018
ASSETS
Cash and cash equivalents	$18.4	$21.6
Accounts receivable, net of allowances	107.4	163.4
Inventories, net	279.4	296.8
Deferred charges and prepaid expenses	4.9	3.5
Other current assets	7.9	6.1
Total Current Assets	418.0	491.4

Property, plant and equipment, net	643.0	674.4
Operating lease right-of-use assets	14.2	—
Pension assets	13.2	10.5
Intangible assets, net	16.2	17.8
Other non-current assets	2.7	3.5
Total Assets	$1,107.3	$1,197.6

LIABILITIES
Accounts payable	$79.0	$160.6
Salaries, wages and benefits	17.0	36.8
Accrued pension and postretirement costs	3.0	3.0
Current operating lease liabilities	6.1	—
Other current liabilities	17.4	20.4
Total Current Liabilities	122.5	220.8

Convertible notes, net	77.4	74.1
Credit agreement	110.0	115.0
Non-current operating lease liabilities	8.2	—
Accrued pension and postretirement costs	178.5	240.0
Deferred income taxes	0.6	0.8
Other non-current liabilities	10.4	11.7
Total Liabilities	507.6	662.4
SHAREHOLDERS' EQUITY
Additional paid-in capital	842.8	846.3
Retained deficit	(274.0)	(269.2)
Treasury shares	(25.1)	(33.0)
Accumulated other comprehensive income (loss)	56.0	(8.9)
Total Shareholders' Equity	599.7	535.2
Total Liabilities and Shareholders' Equity	$1,107.3	$1,197.6

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CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in millions) (Unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Operating Activities
Net income (loss)	$(4.6)	$1.4	$(4.8)	$7.9
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	17.5	18.1	53.2	55.0
Amortization of deferred financing fees and debt discount	1.2	1.3	3.7	4.3
Impairment charges and loss on sale or disposal of assets	0.1	—	1.9	0.9
Deferred income taxes	(2.1)	0.6	(2.3)	0.3
Stock-based compensation expense	1.4	2.2	5.2	5.9
Pension and postretirement expense (benefit), net	(0.4)	(1.4)	6.0	(4.3)
Pension and postretirement contributions and payments	1.2	0.5	(2.3)	(12.4)
Changes in operating assets and liabilities:
Accounts receivable, net	39.0	1.5	56.0	(22.3)
Inventories, net	25.4	9.2	17.4	(61.3)
Accounts payable	(31.3)	(39.0)	(81.6)	3.5
Other accrued expenses	(2.4)	7.0	(24.7)	(5.9)
Deferred charges and prepaid expenses	(2.3)	(2.4)	(1.4)	(0.8)
Other, net	(0.8)	2.7	(2.0)	0.8
Net Cash Provided (Used) by Operating Activities	41.9	1.7	24.3	(28.4)
Investing Activities
Capital expenditures	(9.4)	(8.7)	(21.7)	(17.7)
Proceeds from disposals of property, plant and equipment	—	—	—	1.0
Net Cash Used by Investing Activities	(9.4)	(8.7)	(21.7)	(16.7)
Financing Activities
Proceeds from exercise of stock options	—	—	0.2	0.2
Shares surrendered for employee taxes on stock compensation	—	—	(1.0)	(0.7)
Refunding Bonds repayments	—	—	—	(30.2)
Repayments on credit agreements	(35.0)	(5.0)	(45.0)	(75.0)
Borrowings on credit agreements	—		40.0	155.0
Debt issuance costs	—	—	—	(1.7)
Net Cash Provided (Used) by Financing Activities	(35.0)	(5.0)	(5.8)	47.6
Increase (Decrease) in Cash and Cash Equivalents	(2.5)	(12.0)	(3.2)	2.5
Cash and cash equivalents at beginning of period	20.9	39.0	21.6	24.5
Cash and Cash Equivalents at End of Period	$18.4	$27.0	$18.4	$27.0

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Reconciliation of Earnings (Loss) Before Interest and Taxes (EBIT) (1), Adjusted EBIT(3), Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA) (2) and Adjusted EBITDA (4) to GAAP Net Income (Loss):

This reconciliation is provided as additional relevant information about the company's performance. EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA is useful to investors as these measures are representative of the company's performance. Management also believes that it is appropriate to compare GAAP net income (loss) to EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,

(Dollars in millions) (Unaudited)	2019	2018	2019	2018
Net income (loss)	$(4.6)	$1.4	$(4.8)	$7.9

Provision (benefit) for income taxes	(2.1)	0.9	(1.8)	1.2
Interest expense	3.6	4.4	12.0	12.9
Earnings Before Interest and Taxes (EBIT) (1)	$(3.1)	$6.7	$5.4	$22.0
EBIT Margin (1)	(1.1)%	1.6%	0.5%	1.8%

Depreciation and amortization	17.5	18.1	53.2	55.0
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (2)	$14.4	$24.8	$58.6	$77.0
EBITDA Margin (2)	5.3%	6.1%	6.0%	6.4%

Executive severance costs	—	(1.7)	—	(1.7)
Loss on abandonment of long-lived assets	—	—	(1.6)	—
Restructuring charges	—	—	(3.6)	—
Loss from remeasurement of benefit plans	—	—	(4.4)	—
Adjusted EBIT (3)	$(3.1)	$8.4	$15.0	$23.7
Adjusted EBIT Margin (3)	(1.1%)	2.0%	1.5%	2.0%
Adjusted EBITDA (4)	$14.4	$26.5	$68.2	$78.7
Adjusted EBITDA Margin (4)	5.3%	6.5%	6.9%	6.5%

(1) EBIT is defined as net income (loss) before interest expense and income taxes. EBIT Margin is EBIT as a percentage of net sales.
(2) EBITDA is defined as net income (loss) before interest expense, income taxes, depreciation and amortization. EBITDA Margin is EBITDA as a percentage of net sales.
(3) Adjusted EBIT is defined as EBIT excluding for the nine month period ended September 30, 2019, the loss from remeasurement of benefit plans, restructuring charges, and loss on abandonment of long-lived assets and for the three and nine month periods ended September 30, 2018, executive severance. Adjusted EBIT Margin is Adjusted EBIT as a percentage of net sales.

(4) Adjusted EBITDA is defined as EBITDA excluding for the nine month period ended September 30, 2019, the loss from remeasurement of benefit plans, restructuring charges, and loss on abandonment of long-lived assets and for the three and nine month periods ended September 30, 2018, executive severance. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of net sales.

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Reconciliation of Free Cash Flow(1) to GAAP Net Cash Provided (Used) by Operating Activities:
This reconciliation is provided as additional relevant information about the Company's financial position. Free cash flow is an important financial measure used in the management of the business. Management believes that free cash flow is useful to investors because it is a meaningful indicator of cash generated from operating activities available for the execution of its business strategy.

	Three Months Ended September 30,		Nine Months Ended September 30,

(Dollars in millions) (Unaudited)	2019	2018	2019	2018
Net Cash Provided (Used) by Operating Activities	$41.9	$1.7	$24.3	$(28.4)
Less: Capital expenditures	(9.4)	(8.7)	(21.7)	(17.7)
Free Cash Flow	$32.5	$(7.0)	$2.6	$(46.1)

(1) Free Cash Flow is defined as net cash provided (used) by operating activities less capital expenditures.

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